                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

 (Check One):[ ] Form 10-KSB   [ ] Form 20-F   [ ] Form 11-K   [_] Form 10-QSB
             [ ] Form N-SAR

                       For the Period Ended: December 31, 2007

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form N-SAR
                       [ ] Transition Report on Form 11-K

For the Transition Period Ended:

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

Full Name of Registrant:  Seamless Wi-Fi, Inc.

Former Name, if Applicable:

Address of Principal Executive Office (Street and Number): 800 N. Rainbow Blvd., Suite 200, Las Vegas, NV 89109

                       PART II - RULES 12b-25 (b) and (c)

If the subject report could not be filed without reasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            [X] (b) The subject annual report or semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable)

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 2--F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

THE REGISTRANT IS IN THE PROCESS OF COMPILING INFORMATION FOR THE QUARTER ENDED DECEMBER 31, 2007 FOR THE FORM 10-QSB; ALL OF WHICH INFORMATION NECESSARY FOR THE FILING OF A COMPLETE AND ACCURATE FORM 10-QSB. SAID INFORMATION COULD NOT BE GATHERED AND REVIEWED WITHIN THE PRESCRIBED TIME PERIOD WITHOUT UNREASONABLE EFFORT AND EXPENSE.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                                 Albert R. Reda
                                  775-588-2387

(2) Have all or other periodic report required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes  [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Alpha Wireless Broadband, Inc. has caused this notification to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                        SEAMLESS WI-FI, INC.


Dated: February 14, 2008                                By:/s/ Albert R. Reda
                                                           ---------------------
                                                           Albert R. Reda